As filed with the Securities and Exchange Commission on November 30, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROSOFT CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1144442 (I.R.S. Employer Identification Number)

One Microsoft Way

Redmond, Washington 98052-6399

(Address of principal executive offices, including zip code)

Microsoft Corporation 2017 Stock Plan

(Full title of the plan)

John A. Seethoff

Vice President, Deputy General Counsel, Corporate, External, and Legal Affairs,

and Corporate Secretary

One Microsoft Way

Redmond, Washington 98052-6399

(425) 882-8080

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, $0.00000625 par value per share	308,000,000	$83.105	$25,596,340,000	$3,186,744.33

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers an indeterminate number of additional shares that may be issued under the Microsoft Corporation 2017 Stock Plan (the “2017 Plan”) because of any future stock split, stock dividend or similar adjustment of the common stock of Microsoft Corporation (“Microsoft”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $83.105, based on the average of the high sales price ($83.43) and the low sales price ($82.78) for Microsoft’s common stock as reported by the NASDAQ Stock Market on November 24, 2017.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Microsoft with the Securities and Exchange Commission (“the Commission”) are hereby incorporated by reference in this registration statement:

(a) Microsoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed on August 2, 2017, which contains Microsoft’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) Microsoft’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed on October 26, 2017, which contains unaudited interim financial statements;

(c) Microsoft’s Current Reports on Form 8-K filed on September 19, 2017 and November 30, 2017; and

(d) The description of Microsoft’s common stock contained in a registration statement on Form S-3 filed on September 16, 2003, including any amendments thereto (file number 333-108843).

All documents filed by Microsoft pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them because they were an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through 23B.08.550 of the WBCA; provided, however, that no such indemnity shall be made from or on account of any (a) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (b) conduct in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions), or (c) any transaction from which a director personally received a benefit in money, property, or services to which the director was not legally entitled.

Microsoft’s Amended and Restated Articles of Incorporation require indemnification of Microsoft’s officers and directors to the fullest extent not prohibited by applicable law. Microsoft’s Amended and Restated Articles of Incorporation provide for procedures for individuals seeking indemnification and/or advancement of expenses. Microsoft’s Amended and Restated Articles of Incorporation also contain a provision eliminating the personal liability of directors to Microsoft or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the WBCA, or (iii) any transaction from which a director personally received a benefit in money, property, or services to which the director was not legally entitled.

Microsoft established an indemnification trust (“Directors’ Indemnification Trust”) to fund Microsoft’s obligations to indemnify and/or advance expenses to directors arising from their service in the event Microsoft does not or is financially unable to provide the indemnification and/or advancement. Microsoft also has an indemnification trust (“Officers’ Indemnification Trust”) that funds Microsoft’s indemnification obligations to certain past and present officers arising from their activities as such. The Directors’ Indemnification Trust and the Officers’ Indemnification Trust were most recently amended and restated in 2016 to increase the minimum balance of principal assets in each trust to $50 million.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

5.1+	Opinion of counsel regarding legality of the common stock being registered

15+	Letter re unaudited interim financial information

23.1+	Consent of Independent Registered Public Accounting Firm

23.2	Consent of counsel (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Microsoft Corporation 2017 Stock Plan (incorporated by reference to Annex C of Microsoft’s Proxy Statement for its 2017 Annual Shareholders Meeting, filed with the Commission on October 16, 2017)

+	Filed herewith.
*	Incorporated herein by reference.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on November 30, 2017.

MICROSOFT CORPORATION

By:	/s/ Amy E. Hood
Name:	Amy E. Hood
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Amy E. Hood, John A. Seethoff, and Peter A. Kraus, each of them with power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments of this registration statement, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on November 30, 2017.

Signature	Title

/s/ Satya Nadella Satya Nadella	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Amy E. Hood Amy E. Hood	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Frank H. Brod Frank H. Brod	Corporate Vice President, Finance and Administration and Chief Accounting Officer (Principal Accounting Officer)

/s/ John W. Thompson John W. Thompson	Chairman

/s/ William H. Gates III William H. Gates III	Director

/s/ Reid G. Hoffman Reid G. Hoffman	Director

/s/ Hugh F. Johnston Hugh F. Johnston	Director

Signature	Title

/s/ Teri L. List-Stoll Teri L. List-Stoll	Director

/s/ Charles H. Noski Charles H. Noski	Director

/s/ Helmut Panke Helmut Panke	Director

/s/ Sandra E. Peterson Sandra E. Peterson	Director

/s/ Penny S. Pritzker Penny S. Pritzker	Director

/s/ Charles W. Scharf Charles W. Scharf	Director

/s/ Arne M. Sorenson Arne M. Sorenson	Director

/s/ John W. Stanton John W. Stanton	Director

/s/ Padmasree Warrior Padmasree Warrior	Director